December 23, 2024

John Meloun
Chief Financial Officer
Xponential Fitness, Inc.
17877 Von Karman Ave, Suite 100
Irvine, CA 92614

       Re: Xponential Fitness, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2022
           Form 10-K for Fiscal Year Ended December 31, 2023
           File No. 001-40638
Dear John Meloun:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services